Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272729

PROSPECTUS

5,714,286 Shares of Common Stock Issuable upon Exercise of the Purchase Warrants

This prospectus relates to the resale of up to an aggregate of 5,714,286 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of the purchase warrants (“Purchase Warrants”) by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”), that were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated May 31, 2023, between the Company and the Selling Stockholder.

We will not receive any proceeds from the sale of the Common Stock covered by this prospectus by the Selling Stockholder. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the Selling Stockholder. See “Use of Proceeds.”

The Selling Stockholder may sell all or a portion of the Common Stock covered by this prospectus from time to time in market transactions through any market on which our shares of Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.” On June 15, 2023, the last reported sale price of our Common Stock was $0.66.

Investing in our shares of Common Stock involves a high degree of risk. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We and the Selling Stockholder are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references to “Peraso,” “we,” “our,” “us” or the “Company” in this prospectus mean Peraso Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, and the documents incorporated by reference herein, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We were formerly known as MoSys, Inc. (“MoSys”) and were incorporated in California in 1991 and reincorporated in 2000 in Delaware. On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into an Arrangement Agreement (the “Arrangement Agreement”) with Peraso Technologies Inc. (“Peraso Tech”), a corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (the “Peraso Shares”), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario). On December 17, 2021, following the satisfaction of the closing conditions set forth in the Arrangement Agreement, the Arrangement was completed and we changed our name to “Peraso Inc.” and began trading on the Nasdaq Stock Market (the “Nasdaq”) under the symbol “PRSO.”

For accounting purposes, the legal subsidiary, Peraso Tech, was treated as the accounting acquirer and we, the legal parent, have been treated as the accounting acquiree. The transaction was accounted for as a reverse acquisition in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805). Accordingly, the financial condition and results of operations discussed herein are a continuation of Peraso Tech’s financial results prior to December 17, 2021 and exclude the financial results of us prior to December 17, 2021. See Note 2 to the consolidated financial statements for additional disclosure.

Our strategy and primary business objective is to be a profitable, IP-rich fabless semiconductor company offering integrated circuits, or ICs, modules and related non-recurring engineering services. We specialize in the development of mmWave semiconductors, primarily in the 60 GHz spectrum band for 802.11ad/ay compliant devices and in the 28/39 GHz spectrum bands for 5G-compliant devices. We derive our revenue from selling semiconductor devices, as well as modules based on using those mmWave semiconductor devices. We have pioneered a high-volume mmWave production test methodology using standard low cost production test equipment. It has taken us several years to refine performance of this production test methodology, and we believe this places us in a leadership position in addressing operational challenges of delivering mmWave products into high-volume markets. During 2021, we augmented our business model by selling complete mmWave modules. The primary advantage provided by a module is the silicon and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the RF amplifiers must be as close as possible to the antenna to minimize loss, and by providing a module, we can guarantee the performance of the amplifier/antenna interface.

We also acquired a memory product line marketed under the Accelerator Engine name. This memory product line comprises our Bandwidth Engine and Quad Partition Rate IC products, which integrate our proprietary, 1T-SRAM high-density embedded memory and a highly-efficient serial interface protocol resulting in a monolithic memory IC solution optimized for memory bandwidth and transaction access performance.

We incurred net losses of approximately $3.1 million and $6.8 million for the three months ended March 31, 2023 and 2022, respectively, and $32.4 million and $10.9 million for the years ended December 31, 2022 and 2021, respectively, and had an accumulated deficit of approximately $152.7 million as of March 31, 2023. These and prior year losses have resulted in significant negative cash flows for almost a decade and have necessitated that we raise substantial amounts of additional capital during this period.

We will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time.

Recent Developments

Memory IC Product End-of-Life

Taiwan Semiconductor Manufacturing Corporation, or TSMC, is the sole foundry that manufactures the wafers used to produce our memory IC products. TSMC recently informed us that it would be discontinuing the foundry process used to produce wafers, in turn, necessary to manufacture our memory ICs. As a result, we have informed our memory IC customers that we are initiating an end-of-life, or EOL, of our memory IC products. We have notified our customers to provide purchase orders during 2023 that we expect to fulfill during 2024. We are requiring customers to pay a deposit upon purchase order placement to reserve supply and provide funding for our required inventory purchases. Under our EOL plan, we intend to complete all shipments of our memory products during 2024, and, as a result, we do not anticipate any shipments of our memory products after December 31, 2024. However, the timing of EOL shipments will be dependent on deliveries from our suppliers, as well as the delivery schedules requested by our customers.

Summary of Risk Factors

Our business and this offering are subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

Risks Related to this Offering

●	It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from exercises of Purchase Warrants for cash, if any.

●	The issuances of Common Stock to the Selling Stockholder upon exercise of Purchase Warrants will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

●	Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

●	Our management team will have broad discretion over the use of the net proceeds from shares of Common Stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

●	There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a stockholder’s ownership of Common Stock.

●	Potential volatility of the price of our Common Stock could negatively affect your investment.

●	Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

●	Certain of our Common Stock warrants are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.

●	If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Corporate Information

We were founded in 1991 and reincorporated in Delaware in 2000. Our principal corporate offices are located at 2309 Bering Drive, San Jose, California 95131. Our telephone number is (408) 418-7500. The address of our website is www.perasoinc.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

The Offering

Issuer	Peraso Inc.

Shares offered	5,714,286 shares of Common Stock issuable upon the exercise of the Purchase Warrants.

Shares of Common Stock outstanding prior to this offering	20,684,804 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. See “Use of Proceeds.”

Nasdaq Capital Market symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.”

Risk factors	Investment in our Common Stock involves a high degree of risk and could result in a loss of your entire investment. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our Common Stock.

Unless otherwise indicated, the number of shares of our Common Stock outstanding prior to this offering is based on 20,684,804 shares of Common Stock outstanding as of June 9, 2023, and excludes as of such date:

●	6,084,964 shares of Common Stock issuable upon the exchange of exchangeable shares;

●	1,473,758 shares of Common Stock issuable upon the exercise of outstanding stock options;

●	1,152,232 shares of Common Stock issuable upon the vesting of restricted stock units;

●	1,458,174 shares of Common Stock available for future issuance under the Company’s 2019 Stock Incentive Plan;

●	100,771 shares of Common Stock issuable upon exercise of the warrants dated October 4, 2018 at $2.40 per share;

●	3,675,000 shares of Common Stock issuable upon exercise of the warrants dated November 30, 2022 at $1.00 per share;

●	3,464,286 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants at $0.01 per share; and

●	5,714,286 shares of Common Stock issuable upon exercise of the Purchase Warrants at $0.70 per share.

Additionally, unless otherwise stated, all information in this registration statement:

●	reflects all currency in United States dollars.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from exercises of Purchase Warrants for cash, if any.

On May 31, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which, among other things, we issued Purchase Warrants to the Selling Stockholder to purchase up to 5,714,286 shares of our Common Stock with an initial exercise price of $0.70 per share of Common Stock, exercisable immediately commencing upon issuance (the “Initial Exercise Date”) for a period of five years from the Initial Exercise Date, subject to certain limitations and conditions set forth in the Purchase Warrants. The shares of our Common Stock that may be issued under the Purchase Warrants may be issued to the Selling Stockholder at its discretion from time to time, subject to certain limitations and conditions set forth in the Warrants.

The Selling Stockholder generally has the right to control the timing and amount of exercises of Purchase Warrants for cash, if any. Sales of our Common Stock, if any, by the Selling Stockholder will depend upon, among other things, market conditions and other factors to be determined by the Selling Stockholder. The Selling Stockholder may ultimately decide to sell all, some or none of the shares of our Common Stock that may be available for potential resale. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Common Stock to decrease.

Because the Selling Stockholder has the right, under certain circumstances, to exercise the Purchase Warrants on a cashless basis (and the exercise price thereunder is subject to adjustment, as discussed in more detail below), it is not possible for us to predict, as of the date of this prospectus and prior to any such exercises, the number of shares of Common Stock that we will issue to the Selling Stockholder under the Purchase Agreement, the exercise price per share that the Selling Stockholder will pay for shares upon exercise of the Purchase Warrants, or the aggregate gross proceeds that we will receive from those exercises by the Selling Stockholder under the Purchase Agreement, if any.

In addition, the Selling Stockholder will not be required to acquire any shares of our Common Stock if such acquisition would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Common Stock.

The issuances of Common Stock to the Selling Stockholder upon exercise of Purchase Warrants will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

If and when the Selling Stockholder exercises its Purchase Warrants, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder upon exercise of Purchase Warrants could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the issuance of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

If and when the Selling Stockholder elects to sell shares of our Common Stock upon exercise of the Purchase Warrants, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from shares of Common Stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the issuance of shares of Common Stock to the Selling Stockholder following its exercise of Purchase Warrants for cash, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a stockholder’s ownership of Common Stock.

The sale of our Common Stock resulting from (a) exercise of any options or vesting of restricted stock units granted to executive officers and other employees under our equity compensation plan and (b) of any warrants, and other issuances of our Common Stock could have an adverse effect on the market price of the shares of our Common Stock. Other than the restrictions set forth in the section titled “Plan of Distribution,” we are not restricted from issuing additional shares of Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of Common Stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of Common Stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our Common Stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our Common Stock and dilute their stock holdings in us.

Potential volatility of the price of our Common Stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our Common Stock. Historically, the stock market, as well as our Common Stock, has experienced significant price and volume fluctuations. The closing market price for our Common Stock has varied between a high of $2.57 on August 9, 2022, and a low of $0.25 on May 19, 2023, in the twelve-month period ended May 30, 2023. During this time, the price per share of Common Stock has ranged from an intra-day low of $0.20 per share to an intra-day high of $2.69 per share. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our Common Stock trades to unsustainably high levels, it is likely that the market price of our Common Stock will thereafter experience a material decline. As a result of fluctuations in the price of our Common Stock, you may be unable to sell your shares at or above the price you paid for them. In addition, if we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for semiconductor stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of Common Stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Certain of our Common Stock warrants are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.

In accordance with generally accepted accounting principles in the United States, we are required to evaluate our Common Stock warrants to determine whether they should be accounted for as a warrant liability or as equity. At each reporting period (1) the warrants will be reevaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the warrants will be re-measured. The change in the fair value of the liability will be recorded as other income (expense) in our statement of operations and comprehensive loss. This accounting treatment may adversely affect the market price of our securities, as we may incur additional expense. In addition, changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the warrant liability. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, many of which are outside of our control, including the share price of our Common Stock. We expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments in each reporting period and that the amount of such gains or losses could be material. We expect that the Purchase Warrants will be accounted for as a liability rather than equity. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Common Stock.

If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock may lose value and our Common Stock could be delisted from Nasdaq due to several factors or a combination of such factors. While our Common Stock currently trades on the Nasdaq Stock Market under the symbol “PRSO,” there can be no assurance that we will be able to maintain such listing. This market has continued listing standards that we must comply with in order to maintain the listing of our Common Stock. The continued listing standards include, among others, a minimum bid price requirement of $1.00 per share. If our Common Stock trades below the $1.00 minimum closing bid price requirement for 30 consecutive business days or if we do not meet other listing requirements, we may be notified by Nasdaq of non-compliance. On February 1, 2023, we received a notice from Nasdaq, indicating that, based upon the closing bid price of our Common Stock for the previous 30 business days, we no longer meet the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Notice”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until July 31, 2023, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our Common Stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. In the event that we do not regain compliance within this 180-day period, we may be eligible to seek an additional compliance period of 180 calendar days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and provide written notice to Nasdaq of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice to us that our common stock will be subject to delisting.

The above mentioned notice does not result in the immediate delisting of our Common Stock from the Nasdaq Capital Market. We intend to monitor the closing bid price of our Common Stock and consider our available options in the event that the closing bid price of our Common Stock remains below $1 per share. There can be no assurance that we will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements. As of the date of this prospectus, we have not regained compliance. There can be no assurance that we would pursue a reverse stock split or be able to obtain the approvals necessary to effect a reverse stock split. In addition, there can be no assurance that, following any reverse stock split, the per share trading price of our Common Stock would remain above $1.00 per share or that we would be able to continue to meet other listing requirements. If we were to be delisted, we would expect our Common Stock to be traded in the over-the-counter market which could adversely affect the liquidity of our Common Stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Stock;

●	a reduced amount of analyst coverage

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

PRIVATE OFFERING OF PURCHASE WARRANTS

On May 31, 2023, we entered into the Purchase Agreement with the Selling Stockholder pursuant to which we agreed to offer and sell to the Selling Stockholder, in a registered direct offering, an aggregate of 2,250,000 shares (the “Shares”) of Common Stock at a negotiated purchase price of $0.70 per Share. We also offered and sold to the Selling Stockholder pre-funded warrants to purchase up to 3,464,286 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock at the Selling Stockholder’s election. Each Pre-Funded Warrant is exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant was $0.69, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Shares, the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) were offered by us pursuant to an effective shelf registration statement on Form S-3 (No. 333-258386), which was declared effective by the SEC on August 9, 2021, and a corresponding prospectus supplement, dated May 31, 2023.

In a concurrent private placement, we sold to the Selling Stockholder warrants (the “Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 5,714,286 shares of Common Stock (the “Purchase Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Purchase Warrants are exercisable immediately upon issuance (the “Initial Exercise Date”) at an exercise price of $0.70 per share and expire on the five-year anniversary of the Initial Exercise Date.

The Purchase Warrants are exercisable on a “cashless” basis if at any time they are exercised there is not an effective registration statement for the resale of the Purchase Warrant Shares in place, or there is not a current resale prospectus then available.

The exercise price and number of Warrant Shares are subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants.

The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Selling Stockholder and customary indemnification rights and obligations of the parties. The closing of the offering occurred on June 2, 2023 (the “Closing Date”), once the customary closing conditions were met. We received gross proceeds of approximately $4.0 million in connection with the offering, before deducting placement agent fees and related offering expenses.

From the date of the Purchase Agreement until six months after the Closing Date, the Selling Stockholder has a right to participate in subsequent financings by us up to an amount equal to 30% of the total amount of such financing by giving notice of the exercise of such right on the third trading day after which the Selling Stockholder receives notice of the proposed financing.

From the date of the Purchase Agreement until 90 days after the Closing Date, the provisions of the Purchase Agreement generally prohibit us from issuing or agreeing to issue shares of Common Stock or Common Stock equivalents other than under equity compensation plans, outstanding rights to acquire Common Stock or Common Stock equivalents, or in connection with certain strategic transactions.

Pursuant to the terms of the Purchase Agreement, we are also prohibited from (i) entering into an “ATM” offering, that is an offering of Common Stock into the existing trading market for our Common Stock at a price or prices related to the then-market price of the Common Stock, within six months after the date of the Purchase Agreement and (ii) issuing or agreeing to issue shares of Common Stock or Common Stock equivalents that are variable until the earlier of 12 months after the date of the Purchase Agreement or the date the Purchaser no longer holds any Warrants.

The Purchase Warrants and the Purchase Warrant Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), instead were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of Warrant Shares on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Selling Stockholder. Under the Registration Rights Agreement, the Company was required to file a registration statement within 15 calendar days after signing the Registration Rights Agreement to register the Purchase Warrant Shares for resale by the Selling Stockholder. The Company’s failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to monetary penalties.

The Benchmark Company, LLC acted as the sole placement agent (the “Placement Agent”) on a “best efforts” and exclusive basis, in connection with the offering. The Placement Agent was entitled to a cash fee of 7.0% of the gross proceeds paid to the Company for the Shares and the Pre-Funded Warrants and reimbursement of certain out-of-pocket expenses. Further, we agreed to issue to Benchmark five-year warrants to purchase up to 285,714 shares of our Common Stock at an exercise price of $0.70 per share, which are immediately exercisable (the “Placement Agent Warrants”), provided that the number of shares underlying the Placement Agent Warrants represents 5.0% of the aggregate number of shares of our Common Stock and shares underlying the Pre-Funded Warrants sold. The Placement Agent Warrant will also be exercisable on a cashless basis.

The foregoing summaries of the Pre-Funded Warrants, the Purchase Warrants, the Placement Agent Warrants, the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the form of Purchase Agreement, the Registration Rights Agreement, the form of Pre-Funded Warrant, the form of Purchase Warrant and the form of Placement Agent Warrant were attached as Exhibits 10.1, 10.2, 4.1, 4.2 and 4.3, respectively, to our Current Report on Form 8-K filed with the SEC on June 2, 2023 which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. We expect that the Selling Stockholder will sell their shares of Common Stock as described under “Plan of Distribution.”

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of Common Stock and we do not expect to pay cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our Common Stock will be in the form of appreciation, if any, in the market value of their shares of Common Stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our Common Stock will be at the discretion of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;

●	our certificate of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 140,000,000 shares, which are divided into two classes consisting of 120,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

As of June 9, 2023, there were 20,684,804 shares of Common Stock outstanding and 1 share of Series A special voting preferred stock outstanding. As of June 9, 2023, there were outstanding 6,084,964 exchangeable shares exchangeable for 6,084,964 shares of Common Stock, 1,473,758 shares of Common Stock issuable upon the exercise of outstanding stock options, 1,152,232 shares of Common Stock issuable upon the vesting of outstanding restricted stock units, 1,458,174 shares of Common Stock available for future issuance under the Amended and Restated 2019 Stock Incentive Plan, warrants to purchase up to 100,771 shares of Common Stock with an exercise price of $2.40 per share, warrants to purchase up to 3,675,000 shares of Common Stock with an exercise price of $1.00 per share, Pre-Funded Warrants to purchase up to 3,464,286 shares of Common Stock with an exercise price of $0.01 per share and Purchase Warrants to purchase up to 5,714,286 shares of Common Stock with an exercise price of $0.70 per share.

Common Stock

At June 5, 2023, there were 20,684,804 shares of Common Stock outstanding and held of record by 68 stockholders. The actual number of stockholders is significantly greater than this number of stockholders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our Common Stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of Common Stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our Common Stock or other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our Common Stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Series A Special Voting Preferred Stock and Exchangeable Shares

We were formerly known as MoSys, Inc. (“MoSys”). On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into the Arrangement Agreement (the “Arrangement Agreement”) with Peraso Technologies Inc. (“Peraso Tech”), a privately-held corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (” Peraso Shares”), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the “Arrangement”), under the Business Corporations Act (Ontario).

Pursuant to the completion of the Arrangement, each Peraso Share that was issued and outstanding immediately prior to December 17, 2021 was converted into the right to receive newly issued shares of Common Stock of the Company or shares of 2864555 Ontario Inc., which are exchangeable for shares of the Company’s Common Stock (the “Exchangeable Shares”) at the election of each former Peraso Tech stockholder.

In connection with the Arrangement Agreement, on December 15, 2021, the Company filed the Certificate of Designation of Series A Special Voting Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware to designate Series A Special Voting Preferred Stock (the “Special Voting Share”) in accordance with the terms of the Arrangement Agreement in order to enable the holders of Exchangeable Shares to exercise their voting rights.

Each Exchangeable Share is exchangeable for one share of Common Stock of the Company and while outstanding, the Special Voting Share enables holders of Exchangeable Shares to cast votes on matters for which holders of the Common Stock are entitled to vote, and by virtue of the share terms relating to the Exchangeable Shares, to receive dividends that are economically equivalent to any dividends declared with respect to the shares of Common Stock.

A more detailed description of the Exchangeable Shares and the preferences, rights and limitations of the Special Voting Share is set forth in the Definitive Proxy Statement we filed with the SEC on October 18, 2021. The foregoing description of the Series A Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on December 20, 2021.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our Common Stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of Common Stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to our certificate of incorporation, as amended, and our bylaws.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. The certificate of incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors. To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our certificate of incorporation and the DGCL, our bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications were reflected in our consolidated financial statements for the three months ended March 31, 2023 or 2022.

The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

SELLING STOCKHOLDER

The 5,714,286 shares of Common stock being registered for resale hereby are issuable upon exercise of the Purchase Warrants that were issued to Armistice Capital Master Fund Ltd., also referred to herein as the Selling Stockholder. For additional information regarding the issuance of those Purchase Warrants, see “Private Offering of Purchase Warrants” above. We are registering the shares of Common Stock issuable upon exercise of the Purchase Warrants in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for its participation in our financing that closed on November 30, 2022, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by such Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, as of June 9, 2023, assuming exercise of all of the warrants (including the Purchase Warrants) held by such Selling Stockholder on such date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Purchase Warrants, determined as if the outstanding Purchase Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Purchase Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Purchase Warrants, the Selling Stockholder may not exercise the Purchase Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Purchase Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering(3)
Armistice Capital Master Fund Ltd. (1)(2)	15,024,086	5,714,286	9,309,800	27.8%

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	The number of shares beneficially owned includes (i) 2,170,514 shares of Common Stock, (ii) 5,714,286 shares of Common Stock issuable upon exercise of the Purchase Warrants, (iii) 3,464,286 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and (iv) 3,675,000 shares of Common Stock issuable upon the exercise of warrants, which have an exercise price of $1.00. The warrants are subject to a beneficial ownership limitation of 4.99% or 9.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The amounts and percentage in the table do not give effect to the beneficial ownership limitations.

(3)	Based on 20,684,804 shares of Common Stock outstanding as of June 9, 2023, and assumes that following the offering all of the warrants will have been exercised (such that 33,538,376 shares of Common Stock will be outstanding), and all of the shares offered by the Selling Stockholder hereunder will have been sold.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with such Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify each Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by a Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Company Standstill

From the date of the Purchase Agreement until 90 days after the Closing Date, the provisions of the Purchase Agreement generally prohibit us from issuing or agreeing to issue shares of Common Stock or common stock equivalents other than under equity compensation plans, outstanding rights to acquire Common Stock or common stock equivalent, or in connection with certain strategic transactions.

Pursuant to the terms of the Purchase Agreement, we are also prohibited from (i) entering into an at-the-market, or ATM, offering, that is an offering of Common Stock into its existing trading market for the Common Stock at a price or prices related to the then-market price of the Common Stock, within six months after the date of the Purchase Agreement and (ii) issuing or agreeing to issue shares of Common Stock or common stock equivalents that are variable until the earlier of 12 months after the date of the Purchase Agreement or the date the investor no longer holds any Pre-Funded Warrants or Purchase Warrants.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 incorporated in this Registration Statement on Form S-1 by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.peraso.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

Attention: James Sullivan, Chief Financial Officer

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 15, 2023;

●	our Current Reports on Form 8-K filed with the SEC on February 3, 2023, and June 2, 2023; and

●	the description of our Common Stock contained in the “Description of Securities” filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Peraso Inc., Attention: James Sullivan, Chief Financial Officer, 2309 Bering Dr., San Jose, California 95131, Tel: (408) 418-7500.

5,714,286 Shares of Common Stock issuable upon exercise of the Purchase Warrants

PROSPECTUS

June 27, 2023